As filed with the Securities and Exchange Commission on January 27, 2017

Registration No. 333-202824

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-202824

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	29-1920798
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3333 Beverly Road

Hoffman Estates, Illinois 60179

(Address of Principal Executive Offices, including Zip Code)

SEARS HOLDINGS SAVINGS PLAN

SEARS HOLDINGS PUERTO RICO SAVINGS PLAN

(Full title of the plan)

Jonathan C. Babb

Vice President and Deputy General Counsel

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

(Name and address of agent for service)

(847) 286-2500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

REMOVAL OF SECURITIES FROM REGISTRATION

Sears Holdings Corporation, a Delaware corporation (the “Registrant”) and the Sears Holdings Savings Plan and the Sears Holdings Puerto Rico Savings Plan (collectively, the “Plans”) filed a Registration Statement on Form S-8 (File No. 333-202824) (the “Registration Statement”) with the Securities and Exchange Commission on March 17, 2015. The Registration Statement covered 1,500,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Registrant to be issued under the Plans, and an indeterminate amount of plan interests.

Effective January 1, 2017, the Sears Holdings Corporation Stock Fund that was part of the Plans was closed to new investments, although existing investments could continue to be held. Accordingly, no further offers or sales of the Registrant’s Common Stock are being made through the Plans. In accordance with an undertaking made by the Registrant in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the Common Stock and plan interests not heretofore sold pursuant to the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, State of Illinois, on this 27th day of January, 2017.

SEARS HOLDINGS CORPORATION

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Controller and Head of Capital Market Activities

Pursuant to the requirement of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, State of Illinois, on this 27th day of January, 2017.

SEARS HOLDINGS SAVINGS PLAN

By:	/s/ Robert A. Riecker
	Name:	Robert A. Riecker
	Title:	Member of Administrative Committee and Controller and Head of Capital Market Activities of Sears Holdings Corporation

Pursuant to the requirement of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, State of Illinois, on this 27th day of January, 2017.

SEARS HOLDINGS PUERTO RICO SAVINGS PLAN

By:	/s/ Robert A. Riecker
	Name:	Robert A. Riecker
	Title:	Member of Administrative Committee and Controller and Head of Capital Market Activities of Sears Holdings Corporation

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